Exhibit 10.4

September 30, 2020 Alicia Hager

Via Electronic Delivery

Dear Alicia,

I am pleased to offer you a position with Nkarta, Inc. (the “Company”) as Chief Legal Officer reporting to the Company’s Chief Executive Officer (the “CEO”). If you decide to join us, your employment with the Company will commence on October 26, 2020 (the “Start Date”). Effective as of the Start Date, you will receive a base salary at an annual rate of $390,000 (the “Base Salary”), which will be paid in accordance with the Company’s then existing payroll procedures.

Each year during the term of your employment, you will be eligible for a bonus of up to thirty- five percent (35%) of your actual Base Salary for that year based on achievement of performance objectives to be determined by the Board of Directors (or a committee thereof) (the “Board”); provided, however, if your Start Date is after October 1, 2020, your 2020 bonus opportunity will be six percent (6%) of your actual Base Salary for 2020 (without regard to performance). Any bonuses will be subject to your continued employment with the Company through the date the bonus is paid, in no event later than March 15 of the calendar year following the calendar year as to which the bonus relates. As an employee, you will also be eligible for standard Company benefits in accordance with Company policy, subject in each case to the generally applicable terms and conditions of the applicable benefit plan and to the determinations of any person or committee administering such plan. You will be entitled to paid time off in accordance with the Company’s time-off policy, the timing and duration of such time off to be mutually and reasonably agreed to between you and the Company. The Company will also reimburse any of your expenses associated with Company business, subject to and in accordance with the Company’s expense policies. You should note that the Company may modify salaries, benefits and its policies from time to time as it deems necessary or appropriate.

If you decide to join the Company, the Company will recommend that the Board grant you an option (the “Option”) to purchase 150,000 shares (subject to customary adjustments for stock splits, reverse splits, stock dividends and similar events after the date hereof) of the Company’s common stock (“Common Stock”) at a price per share equal to the closing price (in regular trading) of a share of Common Stock on the date of grant of the Option (or as of the last trading day preceding the date of grant if the date of grant is not a trading day). Twenty-five percent (25%) of the Option will vest and be exercisable on the first anniversary of the Start Date, subject to your continuing employment with the Company through that date. The remaining portion of the Option will vest in equal monthly installments over the thirty-six (36) months following the first anniversary of the Start Date (on the same day of each month as the Start Date, such that the Option will be scheduled to be fully vested on the fourth anniversary of the Start Date), subject in each case to your continuing employment with the Company through the applicable vesting date. The Option will be granted under the Company’s 2020 Performance

Incentive Plan (the “Plan”) and will be subject to such further terms and conditions as set forth in the Plan and in a written stock option agreement to be entered into by the Company and you to evidence the Option (the form of option agreement will be the Company’s form for employee stock option grants under the Plan).

If you terminate, or if the Company terminates, your employment for any reason (with or without cause), then you will be entitled to receive (subject to the immediately following paragraph) only: (i) any earned but unpaid Base Salary as of the date of termination; (ii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company while you are employed with the Company (subject to providing reasonable documentation of such expenses and to the extent such expenses are reimbursable under the Company’s expense policies and have not previously been reimbursed), payable in accordance with applicable Company policies and procedures; and (iii) your vested and unpaid benefits (if any) pursuant to any Company benefit plan, payable in accordance with the terms of the applicable plan.

In the event that your employment is terminated (i) by the Company for reasons other than “Cause” (as defined below) death, or disability or (ii) by you for “Good Reason” (as defined below) (either, a “Qualifying Termination”), and in any case subject to you signing and not revoking a standard form of release of claims with the Company within 60 days following your last day of employment with the Company (the “Release”; the Company will provide the form of Release to you on or promptly following your last day of employment with the Company if the termination of your employment is a Qualifying Termination), you will receive (in addition to the benefits provided for in the preceding paragraph) (A) cash payments in the form of continuation of your base salary at the rate in effect at the time of termination, less applicable withholdings, payable in accordance with the Company’s standard payroll practices for a period of six (6) months following the last day of your employment with the Company (your “Separation Date”), with the first payment to be made no later than 10 days following the effective date of the Release (subject to any delay as may be required pursuant to the following paragraph), (B) reimbursement for the cost of continuation of health coverage for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) until the earlier of (x) six (6) months following your Separation Date or (y) the date you and your eligible dependents are no longer eligible for COBRA; provided, however, if, at the time your employment with the Company ends, the Company determines that providing the COBRA reimbursement in this paragraph would result in a violation of law, an excise tax to the Company, or other unintended tax consequences to the Company or other participants in the Company’s benefit plans, then the Company instead will pay a lump sum payment equal to six (6) months of your estimated monthly COBRA premiums, grossed-up for any applicable taxes, within 10 days following the effective date of the Release (subject to any delay as may be required pursuant to the following paragraph), and (C) if such Qualifying Termination occurs on or within 12 months following a “Change of Control” (as defined in the Company’s 2015 Equity Incentive Plan), vesting acceleration of your Option in an amount equal to 100% of the then-unvested portion of your Option.

It is the intent of this offer letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this offer letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. No termination pay or benefits to be paid or provided to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A- 1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Any termination payments or benefits under this offer letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service, or, if later, the Delayed Payment Date (as defined below) (for clarity, with the first payment after such period of time to include any payments that would have otherwise been made during such period of time). Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Delayed Payment Date”).

For purposes of this offer letter “Cause” means: (i) a material breach of any of your obligations to the Company or any of its affiliates under the terms of this offer letter or your Confidentiality Agreement (as defined below) or a material breach by you of Company policy; (ii) your gross negligence or willful failure or refusal to perform your duties; (iii) any material act of personal dishonesty taken by you and intended to result in substantial personal enrichment of you at the expense of the Company or its affiliates; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or its affiliates; (v) perpetration of an intentional and knowing fraud against or affecting the company or any customer, supplier, client, agent, or employee thereof; (vi) your conviction of a felony or any crime involving fraud, dishonesty or moral turpitude; or (vii) your termination in connection with a dissolution, wind-down or liquidation of the Company, including as part of a voluntary or involuntary bankruptcy or insolvency proceedings; with respect to any of the foregoing (other than clauses (vi) or (vii)), the Board shall be required to give you written notice of any termination for “Cause” with a detailed description of any alleged breach together with a 30 day ability to cure any such breach, unless such breach is non-curable.

For purposes of this offer letter, “Good Reason” means one of the following has occurred without your written consent: (A) a material breach by the Company of any of the covenants in this offer letter; (B) any reduction of your base salary or target bonus opportunity or failure by the Company to grant the Option; (C) any material and adverse change in your position, chain of reporting, or title; (D) any material change in the geographic location at which you must principally perform services; it being understood that a change in such geographic location of less than 50 miles will not be deemed material for these purposes; or (E) failure by any surviving entity resulting from a Change of Control to assume the obligations hereunder; provided that a resignation will not be for “Good Reason” unless you have first provided the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days following the initial occurrence of the event giving rise to “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured, and you must resign from your employment with the Company within 30 days following the end of the cure period if uncured.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring such documentation with you on your Start Date or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing, and will not interfere with your performance of, the duties of your position and you represent that such is the case. Moreover, you agree that, while you are employed with the Company, you will not (without the specific consent of the CEO) engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the period of your employment, nor will you (without the specific consent of the CEO) engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment and prior to the Start Date, you are also required to sign the Company’s At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and that in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company will be fully and finally resolved by binding arbitration. Please note that we must receive your signed Confidentiality Agreement before your first day of employment. Your continued employment with the Company is subject to your ongoing compliance with your obligations under the Confidentiality Agreement and your compliance with all other Company policies, as they are in effect from time to time.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two (2) weeks’ advance notice.

This letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this letter to a parent or affiliated company or to an entity that assumes the Company’s obligations hereunder in connection with a sale or transfer of all or a substantial portion of the Company’s business or assets.

To accept the Company’s offer, please sign and date this letter agreement in the space provided below and return it to the sender before the deadline indicated below. This letter, along with the Confidentiality Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by authorized officer of the Company and you.

This offer of employment will expire if we don’t receive your signed acceptance by October 7, 2020.

I look forward to your favorable reply and to welcoming you to Nkarta, Inc.

Sincerely,

/s/ Paul J. Hastings

Paul J. Hastings

President and Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Alicia Hager

Alicia Hager

Date: October 1, 2020

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